UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2006

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive
Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01. Entry into a Material Definitive Agreement.

On November 14, 2006, AmerisourceBergen Corporation (the “Registrant”), AmerisourceBergen Canada Corporation (“ABC Canada”) and Brecon Holdings Limited (“Brecon,” together with the Registrant and ABC Canada, the “Borrowers”) entered into a $750 million multi-currency revolving credit facility (the “Credit Agreement”) with JPMorgan Chase, N.A., as administrative agent, J.P. Morgan Europe Limited, as London agent, The Bank of Nova Scotia, as Canadian agent, and certain other financial institutions.

The Credit Agreement consists of a multi-currency revolving credit facility (“Revolving Facility”) maturing on November 14, 2011. Interest on borrowings denominated in US dollars accrues, at the Borrower’s option, at either (i) LIBOR plus a specified rate or (ii) the greater of prime and the federal funds rate. Interest on borrowings for any Euro loan accrues at EURIBOR plus a specified rate and for any Sterling loan at LIBOR plus a specified rate. The specified rates are based on the Registrant’s debt ratings (the “Ratings”) and range from 0.19% to 0.60% over LIBOR or EURIBOR, as applicable. Interest on borrowings denominated in Canadian Dollars accrues, at the Borrower’s option, at the greater of the Canadian agent’s Canadian prime rate or the CDOR rate. The BA Stamping Fee payable in respect of Bankers’ Acceptance borrowings ranges from 0.19% to 0.60% over a base rate based on the Ratings.

The amount of Registrant’s outstanding letters of credit (US$10.7 million at November 14, 2006) reduces availability under the Revolving Facility. The Registrant pays quarterly facility fees to maintain the availability under the Revolving Facility at specified rates based on the Ratings ranging from 0.06% to 0.15% of the total commitment under the Credit Agreement. The Credit Agreement contains covenants requiring compliance with leverage and fixed charge coverage ratios. The Registrant may choose to repay its obligations or reduce its commitments under the Credit Agreement at any time. The Registrant’s obligations under the Credit Agreement are guaranteed by substantially all of its U.S. subsidiaries. The Registrant may use the funds provided under the Credit Agreement for general corporate purposes, investments and acquisitions. The Credit Agreement replaced three senior unsecured revolving credit facilities totaling approximately US$858 million (a US$700 million United States facility, a C$135 million Canadian facility and a GBP20 million United Kingdom facility), which were set to expire in 2009.

On November 14, 2006, the Registrant entered into the Fifth Amendment (the “Fifth Amendment”) to the Receivables Purchase Agreement, dated as of July 10, 2003, as amended, among Amerisource Receivables Financial Corporation (“Amerisource Receivables”), as seller, the Registrant, as initial servicer, various financial institutions, as purchasers, and Wachovia Bank, National Association, as administrator for the purchasers. The Fifth Amendment extends the maturity date of the accounts receivable securitization facility by three years to November 13, 2009, reduces the size of the facility from $700 million to $500 million and adds an accordion feature that permits the commitment to increase to $750 million and decrease to $500 million for seasonal needs. The Fifth Amendment increases concentration allowances for certain obligors and implements limited-scope, alternate-year, off-site audits if the Registrant’s Ratings remain at or above current levels and utilization of the facility remains below 50 percent. Simultaneously with the closing of the Fifth Amendment, amended fee letters were signed which reduce the rate of interest and fees payable on the facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: November 17, 2006	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Executive Vice President
and Chief Financial Officer